Exhibit 99.1

Investor Relations Contact: David Humphrey
Title: Vice President – Investor Relations
Phone: 479-785-6200
Email: dhumphrey@arcb.com

ArcBest® Announces Fourth Quarter 2019 And Full Year 2019 Results

•

Fourth quarter 2019 revenue of $717.4 million, and a net loss of $5.5 million, or $0.22 per diluted share.  On a non-GAAP[1] basis, fourth quarter 2019 net income was $14.8 million, or $0.56 per diluted share.

•	Asset-Based profitability continues to benefit from yield initiatives and focused account management
•	Profit-sharing bonus to union-represented ABF Freight employees of $5.1 million for 2019
•	Asset-light results impacted by weaker demand

FORT SMITH, Arkansas, January 30, 2020 — ArcBest® (Nasdaq: ARCB), a leading logistics company with creative problem solvers who deliver innovative solutions, today reported fourth quarter 2019 revenue of $717.4 million compared to fourth quarter 2018 revenue of $774.3 million.  ArcBest had a fourth quarter 2019 operating loss of $11.2 million compared to operating income of $37.2 million last year, and a net loss of $5.5 million, or $0.22 per diluted share compared to fourth quarter 2018 net income of $15.3 million, or $0.57 per diluted share.  Fourth quarter 2019 results include a previously announced noncash impairment charge of $26.5 million (pre-tax), or $19.8 million (after-tax) and $0.75 per diluted share.

Excluding certain items in both periods as identified in the attached reconciliation tables, non-GAAP operating income was $20.2 million in fourth quarter 2019 compared to fourth quarter 2018 operating income of $39.9 million.  On a non-GAAP basis, net income was $14.8 million, or $0.56 per diluted share, in fourth quarter 2019 compared to fourth quarter 2018 net income of $28.3 million, or $1.06 per diluted share.

“Overall, 2019 represented a solidly profitable year for ArcBest filled with ongoing innovation and customer-centric initiatives,” said Chairman, President and CEO Judy R. McReynolds. “While conditions were not as favorable as those seen in 2018, our team succeeded in providing customers with valued expertise, a better experience and the full suite of logistics services they require. As a result of our expansion and investments in recent years, our cross-sold accounts have become larger in size and are growing faster than single-service accounts. Importantly, they also have higher rates of retention, which is a more stable foundation for future growth.”

ArcBest’s full year 2019 revenue totaled $3.0 billion compared to $3.1 billion in 2018.    Net income was $40.0 million, or $1.51 per diluted share, compared to net income of $67.3 million, or $2.51 per diluted share in 2018.  On a non-GAAP basis, ArcBest had 2019  net income of $76.3 million, or $2.88 per diluted share compared to net income of $107.4 million, or $4.02 per diluted share in 2018.

McReynolds noted that returning the asset-based business to historic margins has been a stated long-term goal. Payment of a profit-sharing bonus to union-represented employees as provided for in the 2018 collective bargaining agreement by achieving a 95.2 percent ABF Freight operating ratio in 2019 represented a significant milestone. “We thank our ABF employees for their hard work and are proud to distribute this profit-sharing bonus to them,” McReynolds said.

1.	U.S. Generally Accepted Accounting Principles

Fourth Quarter Results of Operations Comparisons

Asset-Based

Fourth Quarter 2019 Versus Fourth Quarter 2018

•	Revenue of $513.3 million compared to $548.9 million, a per-day decrease of 6.5 percent.
•

Total tonnage per day decrease of 8.1 percent, with a double-digit percentage decrease in LTL-rated tonnage partially offset by a double-digit percentage increase in TL-rated spot shipment tonnage moving in the Asset-Based network.

•	Total shipments per day decrease of 7.3 percent. Total weight per shipment decrease of 0.8 percent and a decrease of 6.3 percent in LTL-rated weight per shipment.
•

Total billed revenue per hundredweight increased 2.1 percent and was negatively impacted by lower fuel surcharges versus prior year.  Excluding fuel surcharge, the percentage increase on LTL-rated freight was in the high-single digits.

•

Operating income of $20.5 million and an operating ratio of 96.0 percent compared to operating income of $36.9 million and an operating ratio of 93.3 percent.  On a non-GAAP basis, operating income of $25.4 million and an operating ratio of 95.0 percent compared to operating income of $37.8 million and an operating ratio of 93.1 percent.

Fourth quarter tonnage and shipment totals in the Asset-Based business were below the same period last year due to weaker customer demand and smaller average sized LTL shipments associated with a tempered economic operating environment.   These factors, along with reduced fuel surcharge revenue, and associated reductions in fuel-related expenses, contributed to lower fourth quarter revenue.  Reductions in total Asset-Based business levels resulting from fewer LTL-rated shipments were somewhat mitigated by an increase in TL‑rated, spot shipments moving through the ABF Freight network.  Efforts to secure adequate Asset-Based yields during the quarter were successful, especially on LTL-rated shipments, amidst a positive pricing marketplace.  ABF Freight continues to have success in achieving pricing levels that match the superior customer service it offers.

Fourth quarter Asset-Based linehaul costs improved as a result of the combined impact of lower empty equipment costs and efficient management of outside capacity resources including rail, purchased transportation and cartage.  Lower business levels contributed to reduced efficiency in providing dock, city pickup and delivery services, thus impacting operating costs per shipment.  During this year’s fourth quarter, Asset-Based results also benefitted from asset sales.

Asset-Light‡

Fourth Quarter 2019 Versus Fourth Quarter 2018

•	Revenue of $237.0 million compared to $243.8 million, a per-day decrease of 2.8 percent.
•

An operating loss of $25.4 million due to a noncash impairment charge compared to operating income of $7.5 million. On a non-GAAP basis, operating income of $1.1 million compared to operating income of $7.8 million.

•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $4.0 million compared to Adjusted EBITDA of $11.3 million.

Reduced fourth quarter revenue in the Asset-Light ArcBest segment versus the prior year reflects a market-driven reduction in total average revenue per shipment, primarily in the expedite and truckload brokerage businesses.  Though purchased transportation costs are below the prior year, the rate of decrease in these carrier capacity costs did not match that of the quarter’s decline in revenue.  This year’s more available truckload capacity, compared to the tighter spot market last year, was a factor impacting demand for expedite services and operating margins. Strong demand for ArcBest’s managed transportation solutions continues to be a positive contributor to Asset-Light financial results.  At FleetNet, an increase in total events resulted in improved operating income over the prior year period.

Full Year Results of Operations Comparisons

Asset-Based

Full Year 2019 Versus Full Year 2018

•	Revenue of $2.1 billion, compared to $2.2 billion in 2018, an average daily decrease of 1.2 percent.
•	Tonnage per day decrease of 4.8 percent.
•	Shipments per day decrease of 2.4 percent.
•	Total billed revenue per hundredweight increased 3.7 percent. Excluding fuel surcharge, the percentage increase on LTL-rated freight was in the high-single digits.
•	Operating income of $102.1 million compared to $103.9 million in 2018. On a non-GAAP basis, operating income of $118.8 million compared to $145.6 million in 2018.
•	Profit-sharing bonus to union-represented ABF Freight employees of $5.1 million for 2019

Asset-Light‡

Full Year 2019 Versus Full Year 2018

•	Revenue of $950.1 million compared to $976.2 million in 2018, an average daily decrease of 2.5 percent.
•	An operating loss of $15.4 million compared to operating income of $28.0 million. On a non-GAAP basis, operating income of $11.2 million compared to operating income of $26.5 million.
•	Adjusted EBITDA of $23.8 million compared to $43.4 million in 2018.

Capital Expenditures

In 2019, total net capital expenditures, including equipment financed, equaled $147 million which was below previous expectations reflecting shifts in the timing of some expenditures into 2020 and higher sale proceeds.  2019 net capital expenditures included $86 million of revenue equipment, the majority of which was for ArcBest’s Asset-Based operation.  Depreciation and amortization costs on property, plant and equipment were $108 million.

For 2020, total net capital expenditures are estimated to range from $135 million to $145 million. This includes revenue equipment purchases of approximately $82 million primarily for ArcBest’s Asset-Based operation.  ArcBest’s depreciation and amortization costs on property, plant and equipment in 2020 are estimated to range from $110 million to $115 million.

Quarterly Dividends and Share Repurchase Program

During 2019, ArcBest increased shareholder returns through payment of an eight cent per share quarterly dividend and purchase of ArcBest shares valued at approximately $9.1 million, and these are expected to continue at comparable levels in 2020.

Closing Comments

“For the last 10 years, our strategy has evolved purposefully by expanding our logistics offerings and opening up new avenues for growth to address our rapidly changing industry,” said McReynolds. “Ease of doing business through multiple channels has become a customer requirement. We are confident that the solutions we have in place, and continue to develop and enhance, provide value in any environment, but especially this environment, as evidenced by the growth seen in our managed transportation and Retail+ solutions.  As we look ahead, we are accelerating our efforts to deepen and broaden our customer relationships and to increase the effectiveness of our efforts to improve supply chain efficiencies.”

NOTE

 ‡ - The ArcBest and FleetNet reportable segments, combined, represent Asset-Light operations.

Conference Call

ArcBest will host a conference call with company executives to discuss the 2019 fourth quarter and full year results. The call will be on Friday, January 31st at 9:30 a.m. EST (8:30 a.m. CST). Interested parties are invited to listen by calling (800) 756‑3565. Following the call, a recorded playback will be available through the end of the day on March 15, 2020. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21950554. The conference call and playback can also be accessed, through March 15, 2020, on ArcBest’s website at arcb.com.

Call participants can submit questions this afternoon prior to the conference call by emailing them to ir@arcb.com.  On the call, responses will be provided to as many questions as possible in the time available.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a leading logistics company with creative problem solvers who deliver innovative solutions.  We'll find a way to deliver knowledge, expertise and a can-do attitude with every shipment and supply chain solution, household move or vehicle repair.  At ArcBest, we’re More Than LogisticsSM.  For more information, visit arcb.com.

Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months ended September 30, 2019 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; untimely or ineffective development and implementation of new or enhanced technology or processes, including the pilot test program at ABF Freight; failure to realize potential benefits associated with new or enhanced technology or processes, including the pilot test program at ABF Freight, and any write-offs associated therewith; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; relationships with employees, including unions, and our ability to attract and retain employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; the cost, timing, and performance of growth initiatives; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; availability and cost of reliable third-party services; governmental regulations; environmental laws and regulations, including emissions-control regulations; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; maintaining our intellectual property rights, brand, and corporate reputation; the loss of key employees or the inability to execute succession planning strategies; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; the cost, integration, and performance of any recent or future acquisitions; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; potential impairment of goodwill and intangible assets; greater than anticipated funding requirements for our nonunion defined benefit pension plan; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Data and Operating Statistics

The following tables show financial data and operating statistics on ArcBest® and its reportable segments.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
	(Unaudited)
	($ thousands, except share and per share data)
REVENUES	$717,418	$774,279	$2,988,310	$3,093,788

OPERATING EXPENSES(1)(2)	728,647	737,117	2,924,540	2,984,690

OPERATING INCOME (LOSS)	(11,229)	37,162	63,770	109,098

OTHER INCOME (COSTS)
Interest and dividend income	1,591	1,554	6,453	3,914
Interest and other related financing costs	(2,874)	(2,926)	(11,467)	(9,468)
Other, net	485	(15,120)	(7,285)	(19,158)
	(798)	(16,492)	(12,299)	(24,712)

INCOME (LOSS) BEFORE INCOME TAXES	(12,027)	20,670	51,471	84,386

INCOME TAX PROVISION (BENEFIT)	(6,478)	5,371	11,486	17,124

NET INCOME (LOSS)	$(5,549)	$15,299	$39,985	$67,262

EARNINGS PER COMMON SHARE(3)
Basic	$(0.22)	$0.59	$1.56	$2.61
Diluted	$(0.22)	$0.57	$1.51	$2.51

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,490,393	25,707,335	25,535,529	25,679,736
Diluted	25,490,393	26,682,262	26,450,055	26,698,831

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.08	$0.08	$0.32	$0.32

1)

Includes a one-time charge of $37.9 million for the year ended December 31, 2018 for the multiemployer pension fund withdrawal liability resulting from the transition agreement ABF Freight, Inc. entered into with the New England Teamsters and Trucking Industry Pension Fund.

2)

For the three months and year ended December 31, 2019, includes a noncash impairment charge related to a portion of the goodwill, customer relationship intangible assets, and revenue equipment associated with the acquisition of truckload brokerage and truckload dedicated businesses within the ArcBest segment.

3)

ArcBest uses the two-class method for calculating earnings per share. This method requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts.

ARCBEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2019	2018
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$201,909	$190,186
Short-term investments	116,579	106,806
Accounts receivable, less allowances (2019 - $5,448; 2018 - $7,380)	282,579	297,051
Other accounts receivable, less allowances (2019 - $476; 2018 - $806)	18,774	19,146
Prepaid expenses	30,377	25,304
Prepaid and refundable income taxes	9,439	1,726
Other	4,745	9,007
TOTAL CURRENT ASSETS	664,402	649,226

PROPERTY, PLANT AND EQUIPMENT
Land and structures	342,122	339,640
Revenue equipment	896,020	858,251
Service, office, and other equipment	233,354	199,230
Software	151,068	138,517
Leasehold improvements	10,383	9,365
	1,632,947	1,545,003
Less allowances for depreciation and amortization	949,355	913,815
	683,592	631,188

GOODWILL	88,320	108,320
INTANGIBLE ASSETS, NET	58,832	68,949
OPERATING RIGHT-OF-USE ASSETS	68,470	—
DEFERRED INCOME TAXES	7,725	7,468
OTHER LONG-TERM ASSETS	79,866	74,080
	$1,651,207	$1,539,231

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$134,374	$143,785
Income taxes payable	12	1,688
Accrued expenses	228,749	243,111
Current portion of long-term debt	57,305	54,075
Current portion of operating lease liabilities	20,265	—
Current portion of pension and postretirement liabilities	3,572	8,659
TOTAL CURRENT LIABILITIES	444,277	451,318

LONG-TERM DEBT, less current portion	266,214	237,600
OPERATING LEASE LIABILITIES, less current portion	52,277	—
PENSION AND POSTRETIREMENT LIABILITIES, less current portion	20,294	31,504
OTHER LONG-TERM LIABILITIES	38,892	44,686
DEFERRED INCOME TAXES	66,210	56,441

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2019: 28,810,902 shares; 2018: 28,684,779 shares	288	287
Additional paid-in capital	333,943	325,712
Retained earnings	533,187	501,389
Treasury stock, at cost, 2019: 3,404,639 shares; 2018: 3,097,634 shares	(104,578)	(95,468)
Accumulated other comprehensive income (loss)	203	(14,238)
TOTAL STOCKHOLDERS’ EQUITY	763,043	717,682
	$1,651,207	$1,539,231

Note:  The balance sheet at December 31, 2018 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31
	2019	2018
	Unaudited
	($ thousands)
OPERATING ACTIVITIES
Net income	$39,985	$67,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,099	104,114
Amortization of intangibles	4,367	4,521
Pension settlement expense, including termination expense	8,505	12,925
Share-based compensation expense	9,523	8,413
Provision for losses on accounts receivable	1,223	2,336
Change in deferred income taxes	5,411	1,872
Asset impairment(1)	26,514	—
Gain on sale of property and equipment	(5,247)	(59)
Gain on sale of subsidiaries	—	(1,945)
Changes in operating assets and liabilities:
Receivables	13,720	(23,554)
Prepaid expenses	(4,756)	(2,988)
Other assets	(1,365)	(4,341)
Income taxes	(8,720)	12,169
Operating right-of-use assets and lease liabilities, net	728	—
Multiemployer pension fund withdrawal liability(2)	(584)	22,602
Accounts payable, accrued expenses, and other liabilities	(27,039)	52,020
NET CASH PROVIDED BY OPERATING ACTIVITIES	170,364	255,347

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(90,955)	(43,992)
Proceeds from sale of property and equipment	13,490	4,256
Proceeds from sale of subsidiaries	—	4,680
Purchases of short-term investments	(129,709)	(108,495)
Proceeds from sale of short-term investments	120,409	58,698
Capitalization of internally developed software	(11,476)	(10,097)
NET CASH USED IN INVESTING ACTIVITIES	(98,241)	(94,950)

FINANCING ACTIVITIES
Payments on long-term debt	(58,938)	(71,260)
Proceeds from notes payable	20,410	—
Net change in book overdrafts	(2,722)	262
Deferred financing costs	(562)	(202)
Payment of common stock dividends	(8,187)	(8,244)
Purchases of treasury stock	(9,110)	(9,404)
Payments for tax withheld on share-based compensation	(1,291)	(2,135)
NET CASH USED IN FINANCING ACTIVITIES	(60,400)	(90,983)

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,723	69,414
Cash and cash equivalents at beginning of period	190,186	120,772
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$201,909	$190,186

NONCASH INVESTING ACTIVITIES
Equipment and other financings	$70,372	$94,016
Accruals for equipment received	$234	$2,807
Lease liabilities arising from obtaining right-of-use assets	$32,761	$—

1)

Noncash impairment charge recognized in the year ended December 31, 2019 relates to a portion of the goodwill, customer relationship intangible assets, and revenue equipment associated with the acquisition of truckload brokerage and truckload dedicated businesses within the ArcBest segment.

2)	The year ended December 31, 2018 includes a one-time charge related to the multiemployer pension plan withdrawal liability.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended				Year Ended
	December 31				December 31
	2019		2018		2019		2018
	Unaudited
	($ thousands, except percentages)
REVENUES
Asset-Based	$513,331		$548,941		$2,144,679		$2,175,585

ArcBest	184,257		193,754		738,392		781,123
FleetNet	52,781		50,081		211,738		195,126
Total Asset-Light	237,038		243,835		950,130		976,249

Other and eliminations	(32,951)		(18,497)		(106,499)		(58,046)
Total consolidated revenues	$717,418		$774,279		$2,988,310		$3,093,788

OPERATING EXPENSES
Asset-Based
Salaries, wages, and benefits	$274,966	53.6%	$279,419	50.9%	$1,148,761	53.6%	$1,128,030	51.8%
Fuel, supplies, and expenses(1)	61,631	12.0	64,492	11.8	257,133	12.0	255,655	11.8
Operating taxes and licenses	12,732	2.5	12,865	2.4	50,209	2.3	48,792	2.2
Insurance	9,281	1.8	8,832	1.6	32,516	1.5	32,887	1.5
Communications and utilities	4,433	0.9	4,019	0.7	18,614	0.9	16,983	0.8
Depreciation and amortization(1)	23,428	4.5	21,459	3.9	89,798	4.2	85,951	4.0
Rents and purchased transportation(1)	54,245	10.6	61,915	11.3	221,479	10.3	242,247	11.1
Shared services(1)	51,109	9.9	57,261	10.4	212,773	9.9	215,302	9.9
Multiemployer pension fund withdrawal liability charge(2)	—	—	—	—	—	—	37,922	1.7
Gain on sale of property and equipment	(4,189)	(0.8)	112	—	(5,892)	(0.3)	(410)	—
Innovative technology costs(1)(3)	4,539	0.9	862	0.2	13,739	0.6	3,810	0.2
Other	610	0.1	776	0.1	3,488	0.2	4,554	0.2
Total Asset-Based	492,785	96.0%	512,012	93.3%	2,042,618	95.2%	2,071,723	95.2%

ArcBest
Purchased transportation	153,935	83.5%	155,887	80.4%	606,113	82.1%	631,501	80.8%
Supplies and expenses	2,377	1.3	3,039	1.6	10,789	1.5	13,329	1.7
Depreciation and amortization(4)	2,531	1.4	3,187	1.6	11,344	1.5	13,750	1.8
Shared services	22,757	12.4	22,409	11.6	93,961	12.7	91,266	11.7
Other	2,636	1.4	2,170	1.1	9,860	1.3	9,143	1.2
Asset impairment(5)	26,514	14.4	—	—	26,514	3.6	—	—
Restructuring costs	—	—	339	0.2	—	—	491	0.1
Gain on sale of subsidiaries(6)	—	—	—	—	—	—	(1,945)	(0.3)
	210,750	114.4%	187,031	96.5%	758,581	102.7%	757,535	97.0%
FleetNet	51,660	97.9%	49,334	98.5%	206,932	97.7%	190,741	97.8%
Total Asset-Light	262,410		236,365		965,513		948,276

Other and eliminations	(26,548)		(11,260)		(83,591)		(35,309)
Total consolidated operating expenses	$728,647	101.6%	$737,117	95.2%	$2,924,540	97.9%	$2,984,690	96.5%

OPERATING INCOME (LOSS)
Asset-Based	$20,546		$36,929		$102,061		$103,862

ArcBest	(26,493)		6,723		(20,189)		23,588
FleetNet	1,121		747		4,806		4,385
Total Asset-Light	(25,372)		7,470		(15,383)		27,973

Other and eliminations(7)	(6,403)		(7,237)		(22,908)		(22,737)
Total consolidated operating income (loss)	$(11,229)		$37,162		$63,770		$109,098

1)

Beginning in  third quarter 2019, the presentation of Asset-Based segment expenses was modified to present innovative technology costs as a separate operating expense line item. Previously, innovative technology costs incurred directly by the segment or allocated through shared services were categorized in individual segment expense line items. Certain reclassifications have been made to the prior period operating segment expenses to conform to the current year presentation. There was no impact on the segment’s total expenses as a result of the reclassifications.

2)	The year ended December 31, 2018 includes a one-time charge for the multiemployer pension plan withdrawal liability.
3)	Represents costs associated with the previously announced freight handling pilot test program at ABF Freight.
4)	Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships, and software associated with acquired businesses.
5)

Noncash impairment charge recognized in fourth quarter 2019 relates to a portion of the goodwill, customer relationship intangible assets, and revenue equipment associated with the acquisition of truckload brokerage and truckload dedicated businesses within the ArcBest segment.

6)	Gain recognized in 2018 relates to the sale of the ArcBest segment’s military moving businesses in December 2017.
7)

“Other and eliminations” includes corporate costs for certain unallocated shared service costs which are not attributable to any segment, additional investments to offer comprehensive transportation and logistics services across multiple operating segments, and other investments in ArcBest technology and innovations, including innovative technology costs.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide analysts, investors, and others the same information that we use internally for purposes of assessing our core operating performance and provides meaningful comparisons between current and prior period results, as well as important information regarding performance trends. The use of certain non-GAAP measures improves comparability in analyzing our performance because it removes the impact of items from operating results that, in management's opinion, do not reflect our core operating performance. Other companies may calculate non-GAAP measures differently; therefore, our calculation may not be comparable to similarly titled measures of other companies. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results. These financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as determined under GAAP.

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
ArcBest Corporation - Consolidated	(Unaudited)
	($ thousands, except per share data)
Operating Income (Loss)
Amounts on GAAP basis	$(11,229)	$37,162	$63,770	$109,098
Asset impairment, pre-tax(1)	26,514	—	26,514	—
Innovative technology costs, pre-tax(2)	4,553	1,800	15,657	5,860
ELD conversion costs, pre-tax(3)	329	—	2,687	—
Nonunion pension termination costs, pre-tax(4)	—	—	350	—
Multiemployer pension fund withdrawal liability charge, pre-tax(5)	—	—	—	37,922
Restructuring charges, pre-tax(6)	—	889	—	1,655
Gain on sale of subsidiaries, pre-tax(7)	—	—	—	(1,945)
Non-GAAP amounts	$20,167	$39,851	$108,978	$152,590

Net Income (Loss)
Amounts on GAAP basis	$(5,549)	$15,299	$39,985	$67,262
Asset impairment, after-tax(1)	19,836	—	19,836	—
Innovative technology costs, after-tax (includes related financing costs)(2)	3,501	1,385	11,963	4,401
ELD conversion costs, after-tax(3)	245	—	1,996	—
Nonunion pension termination costs, after-tax(4)	—	—	260	—
Multiemployer pension fund withdrawal liability charge, after-tax(5)	—	—	—	28,161
Restructuring charges, after-tax(6)	—	657	—	1,223
Gain on sale of subsidiaries, after-tax(7)	—	—	—	(1,437)
Nonunion pension expense, including settlement and termination expense, after-tax(8)	297	9,366	7,972	13,512
Life insurance proceeds and changes in cash surrender value	(979)	2,253	(3,692)	23
Tax expense (benefit) from vested RSUs(9)	17	(386)	481	(711)
Impact of 2017 Tax Reform Act(10)	—	(311)	—	(3,824)
Tax credits(11)	(2,526)	—	(2,526)	(1,203)
Non-GAAP amounts	$14,842	$28,263	$76,275	$107,407

Diluted Earnings Per Share(12)
Amounts on GAAP basis	$(0.22)	$0.57	$1.51	$2.51
Asset impairment, after-tax(1)	0.75	—	0.75	—
Innovative technology costs, after-tax (includes related financing costs)(2)	0.13	0.05	0.45	0.16
ELD conversion costs, after-tax(3)	0.01	—	0.08	—
Nonunion pension termination costs, after-tax(4)	—	—	0.01	—
Multiemployer pension fund withdrawal liability charge, after-tax(5)	—	—	—	1.05
Restructuring charges, after-tax(6)	—	0.02	—	0.05
Gain on sale of subsidiaries, after-tax(7)	—	—	—	(0.05)
Nonunion pension expense, including settlement and termination expense, after-tax(8)	0.01	0.35	0.30	0.51
Life insurance proceeds and changes in cash surrender value	(0.04)	0.08	(0.14)	—
Tax expense (benefit) from vested RSUs(9)	—	(0.01)	0.02	(0.03)
Impact of 2017 Tax Reform Act(10)	—	(0.01)	—	(0.14)
Tax credits(11)	(0.10)	—	(0.10)	(0.05)
Non-GAAP amounts(13)	$0.56	$1.06	$2.88	$4.02

Note: See “Notes to Non-GAAP Financial Tables” for the footnotes to this ArcBest Corporation – Consolidated non-GAAP table.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Notes to Non-GAAP Financial Tables

The following footnotes apply to the non-GAAP financial tables presented in this press release.

1)

Noncash impairment charge recognized in fourth quarter 2019 relates to a portion of the goodwill, customer relationship intangible assets, and revenue equipment associated with the acquisition of truckload brokerage and truckload dedicated businesses within the ArcBest segment.

2)	Represents costs associated with the previously announced freight handling pilot test program at ABF Freight.
3)

The three months and year ended December 31, 2019 include impairment charges related to equipment replacement and other one-time costs incurred to comply with the electronic logging device (“ELD”) mandate which was effective December 2019.

4)	The year ended December 31, 2019 includes a one-time consulting fee associated with the termination of the nonunion defined benefit pension plan.
5)	The year ended December 31, 2018 includes a one-time charge for the multiemployer pension plan withdrawal liability.
6)	Restructuring charges relate to the realignment of the Company’s organizational structure as announced on November 3, 2016.
7)	Gain recognized in 2018 relates to the sale of the ArcBest segment’s military moving businesses in December 2017.
8)

Nonunion pension expense is presented as a non-GAAP adjustment with pension settlement expense, because expenses related to the plan have been excluded from the financial information management uses to make operating decisions, as the nonunion defined benefit pension plan was amended to terminate the plan with a termination date of December 31, 2017. Pension settlements related to benefit distributions for the plan termination began in fourth quarter 2018 and were completed in third quarter 2019. The year ended December 31, 2019 also includes a noncash pension termination expense related to an amount which was stranded in accumulated other comprehensive income until the pension benefit obligation was settled upon plan termination. The three months and year ended December 31, 2019 include pension settlement expense of $0.3 million after-tax, or $0.01 per diluted share, related to the Company’s supplemental benefit plan.

9)	The Company recognized the tax impact for the vesting of share-based compensation resulting in excess tax expense (benefit) during the three months and year ended December 31, 2019 and 2018.
10)	Impact on current or deferred income tax expense as a result of recognizing the tax effects of the Tax Cuts and Jobs Act (“2017 Tax Reform Act”) that was signed into law on December 22, 2017.
11)

The three months and year ended December 31, 2019 include a $1.4 million research and development tax credit recognized in the tax provision during fourth quarter 2019 which primarily relates to years prior to 2019, and include a $1.2 million alternative fuel tax credit related to the year ended December 31, 2018 which was recorded in fourth quarter 2019 due to the December 2019 retroactive reinstatement. The non-GAAP adjustment for the year ended December 31, 2018 represents the amount of the alternative fuel tax credit related to the year ended December 31, 2017 which was recorded in first quarter 2018 due to the February 2018 retroactive reinstatement.

12)

ArcBest uses the two-class method for calculating earnings per share, which requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts. For fourth quarter 2019, ArcBest reported a net loss on a GAAP basis and reported net income on a non-GAAP basis. The average common shares outstanding used to calculate non-GAAP diluted earnings per share for fourth quarter 2019 were adjusted to include unvested restricted stock awards in the calculation of non-GAAP diluted earnings per share under the two-class method as follows:

Three Months Ended December 31, 2019
Average Common Shares Outstanding
Diluted shares on GAAP basis	25,490,393
Effect of unvested restricted stock awards	931,908
Non-GAAP diluted shares	26,422,301

13)	Non-GAAP EPS is calculated in total and may not foot due to rounding.
14)

Tax rate for total “Amounts on GAAP basis” represents the effective tax rate. The tax effects of non-GAAP adjustments are calculated based on the statutory rate applicable to each item based on tax jurisdiction, unless the nature of the item requires the tax effect to be estimated by applying a specific tax treatment.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

	Three Months Ended				Year Ended
	December 31				December 31
	2019		2018		2019		2018
Segment Operating Income Reconciliations	(Unaudited)
	($ thousands, except percentages)
Asset-Based Segment
Operating Income ($) and Operating Ratio (% of revenues)
Amounts on GAAP basis	$20,546	96.0%	$36,929	93.3%	$102,061	95.2%	$103,862	95.2%
Innovative technology costs, pre-tax(2)	4,539	(0.9)	862	(0.2)	13,739	(0.6)	3,810	(0.2)
ELD conversion costs, pre-tax(3)	329	(0.1)	—	—	2,687	(0.1)	—	—
Nonunion pension termination costs, pre-tax(4)	—	—	—	—	295	—	—	—
Multiemployer pension fund withdrawal liability charge, pre-tax(5)	—	—	—	—	—	—	37,922	(1.7)
Non-GAAP amounts(12)	$25,414	95.0%	$37,791	93.1%	$118,782	94.5%	$145,594	93.3%

Asset-Light
ArcBest Segment
Operating Income (Loss) ($) and Operating Ratio (% of revenues)
Amounts on GAAP basis	$(26,493)	114.4%	$6,723	96.5%	$(20,189)	102.7%	$23,588	97.0%
Asset impairment, pre-tax(1)	26,514	(14.4)	—	—	26,514	(3.6)	—	—
Nonunion pension termination costs, pre-tax(4)	—	—	—	—	23	—	—	—
Restructuring charges, pre-tax(6)	—	—	339	(0.2)	—	—	491	(0.1)
Gain on sale of subsidiaries, pre-tax(7)	—	—	—	—	—	—	(1,945)	0.3
Non-GAAP amounts	$21	100.0%	$7,062	96.3%	$6,348	99.1%	$22,134	97.2%

FleetNet Segment
Operating Income ($) and Operating Ratio (% of revenues)
Amounts on GAAP basis	$1,121	97.9%	$747	98.5%	$4,806	97.7%	$4,385	97.8%
Nonunion pension termination costs, pre-tax(4)	—	—	—	—	12	—	—	—
Non-GAAP amounts	$1,121	97.9%	$747	98.5%	$4,818	97.7%	$4,385	97.8%

Total Asset-Light
Operating Income (Loss) ($) and Operating Ratio (% of revenues)
Amounts on GAAP basis	$(25,372)	110.7%	$7,470	96.9%	$(15,383)	101.6%	$27,973	97.1%
Asset impairment, pre-tax(1)	26,514	(11.2)	—	—	26,514	(2.8)	—	—
Nonunion pension termination costs, pre-tax(4)	—	—	—	—	35	—	—	—
Restructuring charges, pre-tax(6)	—	—	339	(0.1)	—	—	491	(0.1)
Gain on sale of subsidiaries, pre-tax(7)	—	—	—	—	—	—	(1,945)	0.2
Non-GAAP amounts	$1,142	99.5%	$7,809	96.8%	$11,166	98.8%	$26,519	97.2%

Other and Eliminations
Operating Loss ($)
Amounts on GAAP basis	$(6,403)		$(7,237)		$(22,908)		$(22,737)
Innovative technology costs, pre-tax(2)	14		938		1,918		2,051
Nonunion pension termination costs, pre-tax(4)	—		—		20		—
Restructuring charges, pre-tax(6)	—		550		—		1,164
Non-GAAP amounts	$(6,389)		$(5,749)		$(20,970)		$(19,522)

Note: See “Notes to Non-GAAP Financial Tables” for the footnotes to this ArcBest Corporation – Segment Operating Income Reconciliations non-GAAP table.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Effective Tax Rate Reconciliation
ArcBest Corporation - Consolidated

(Unaudited)
($ thousands, except percentages)	Three Months Ended December 31, 2019
	Operating	Other	Income (Loss)	Income	Net
	Income	Income	Before Income	Tax Provision	Income
	(Loss)	(Costs)	Taxes	(Benefit)	(Loss)	Tax Rate(14)
Amounts on GAAP basis	$(11,229)	$(798)	$(12,027)	$(6,478)	$(5,549)	(53.9)%
Asset impairment, pre-tax(1)	26,514	—	26,514	6,678	19,836	25.2
Innovative technology costs(2)	4,553	162	4,715	1,214	3,501	25.7
ELD conversion costs(3)	329	—	329	84	245	25.5
Nonunion pension expense, including settlement and termination expense(8)	—	399	399	102	297	25.6
Life insurance proceeds and changes in cash surrender value	—	(979)	(979)	—	(979)	—
Tax expense from vested RSUs(9)	—	—	—	(17)	17	—
Tax credits(11)	—	—	—	2,526	(2,526)	—
Non-GAAP amounts	$20,167	$(1,216)	$18,951	$4,109	$14,842	21.7%

	Three Months Ended December 31, 2018
		Other	Income Before	Income
	Operating	Income	Income	Tax	Net
	Income	(Costs)	Taxes	Provision	Income	Tax Rate(14)
Amounts on GAAP basis	$37,162	$(16,492)	$20,670	$5,371	$15,299	26.0%
Innovative technology costs(2)	1,800	65	1,865	480	1,385	25.7
Restructuring charges(6)	889	—	889	232	657	26.1
Nonunion pension expense, including settlement(8)	—	12,612	12,612	3,246	9,366	25.7
Life insurance proceeds and changes in cash surrender value	—	2,253	2,253	—	2,253	—
Tax benefit from vested RSUs(9)	—	—	—	386	(386)	—
Impact of 2017 Tax Reform Act(10)	—	—	—	311	(311)	—
Non-GAAP amounts	$39,851	$(1,562)	$38,289	$10,026	$28,263	26.2%

	Year Ended December 31, 2019

		Other	Income Before	Income
	Operating	Income	Income	Tax	Net
	Income	(Costs)	Taxes	Provision	Income	Tax Rate(14)
Amounts on GAAP basis	$63,770	$(12,299)	$51,471	$11,486	$39,985	22.3%
Asset impairment, pre-tax(1)	26,514	—	26,514	6,678	19,836	25.2
Innovative technology costs(2)	15,657	453	16,110	4,147	11,963	25.7
ELD conversion costs(3)	2,687	—	2,687	691	1,996	25.7
Nonunion pension termination costs(4)	350	—	350	90	260	25.7
Nonunion pension expense, including settlement and termination expense(8)	—	9,358	9,358	1,386	7,972	14.8
Life insurance proceeds and changes in cash surrender value	—	(3,692)	(3,692)	—	(3,692)	—
Tax expense from vested RSUs(9)	—	—	—	(481)	481	—
Tax credits(11)	—	—	—	2,526	(2,526)	—
Non-GAAP amounts	$108,978	$(6,180)	$102,798	$26,523	$76,275	25.8%

	Year Ended December 31, 2018

		Other	Income Before	Income
	Operating	Income	Income	Tax	Net
	Income	(Costs)	Taxes	Provision	Income	Tax Rate(14)
Amounts on GAAP basis	$109,098	$(24,712)	$84,386	$17,124	$67,262	20.3%
Innovative technology costs(2)	5,860	67	5,927	1,526	4,401	25.7
Multiemployer pension fund withdrawal liability charge(5)	37,922	—	37,922	9,761	28,161	25.7
Restructuring charges(6)	1,655	—	1,655	432	1,223	26.1
Gain on sale of subsidiaries(7)	(1,945)	—	(1,945)	(508)	(1,437)	(26.1)
Nonunion pension expense, including settlement(8)	—	18,195	18,195	4,683	13,512	25.7
Life insurance proceeds and changes in cash surrender value	—	23	23	—	23	—
Tax benefit from vested RSUs(9)	—	—	—	711	(711)	—
Impact of 2017 Tax Reform Act(10)	—	—	—	3,824	(3,824)	—
Tax credits(11)	—	—	—	1,203	(1,203)	—
Non-GAAP amounts	$152,590	$(6,427)	$146,163	$38,756	$107,407	26.5%

Note: See “Notes to Non-GAAP Financial Tables” for the footnotes to this ArcBest Corporation – Consolidated Effective Tax Rate Reconciliation table.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

Management uses Adjusted EBITDA as a key measure of performance and for business planning. The measure is particularly meaningful for analysis of operating performance, because it excludes amortization of acquired intangibles and software of the Asset-Light businesses, which are significant expenses resulting from strategic decisions rather than core daily operations. Additionally, Adjusted EBITDA is a primary component of the financial covenants contained in our credit agreement.

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
	(Unaudited)
ArcBest Corporation - Consolidated Adjusted EBITDA	($ thousands)

Net Income (Loss)	$(5,549)	$15,299	$39,985	$67,262
Interest and other related financing costs	2,874	2,926	11,467	9,468
Income tax provision (benefit)	(6,478)	5,371	11,486	17,124
Depreciation and amortization	29,134	26,936	112,466	108,635
Amortization of share-based compensation	2,255	2,228	9,523	8,413
Amortization of net actuarial losses of benefit plans and pension settlement expense, including termination expense(1)	618	12,138	9,758	15,893
Asset impairment(2)	26,514	—	26,514	—
Multiemployer pension fund withdrawal liability charge(3)	—	—	—	37,922
Restructuring charges(4)	—	889	—	1,655
Consolidated Adjusted EBITDA	$49,368	$65,787	$221,199	$266,372

1)

The year ended December 31, 2019 includes a noncash pension termination expense related to an amount which was stranded in accumulated other comprehensive income until the pension benefit obligation was settled upon plan termination.

2)

Impairment charge recognized in fourth quarter 2019 relates to a portion of the goodwill, customer relationship intangible assets, and revenue equipment associated with the acquisition of truckload brokerage and truckload dedicated businesses within the ArcBest segment.

3)	The year ended December 31, 2018 include a one-time charge for the multiemployer pension plan withdrawal liability.
4)	Restructuring charges relate to the realignment of the Company’s organizational structure as announced on November 3, 2016.

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
Asset-Light Adjusted EBITDA	(Unaudited)
	($ thousands, except percentages)

ArcBest
Operating Income (Loss)	$(26,493)	$6,723	$(20,189)	$23,588
Depreciation and amortization(5)	2,531	3,187	11,344	13,750
Asset impairment(6)	26,514	—	26,514	—
Restructuring charges(7)	—	339	—	491
Adjusted EBITDA	$2,552	$10,249	$17,669	$37,829

FleetNet
Operating Income	$1,121	$747	$4,806	$4,385
Depreciation and amortization	359	306	1,341	1,140
Adjusted EBITDA	$1,480	$1,053	$6,147	$5,525

Total Asset-Light
Operating Income (Loss)	$(25,372)	$7,470	$(15,383)	$27,973
Depreciation and amortization(5)	2,890	3,493	12,685	14,890
Asset impairment(6)	26,514	—	26,514	—
Restructuring charges(7)	—	339	—	491
Adjusted EBITDA	$4,032	$11,302	$23,816	$43,354

5)	Depreciation and amortization consists primarily of amortization of intangibles and software associated with acquired businesses.
6)

Noncash impairment charge recognized in fourth quarter 2019 relates to a portion of the goodwill, customer relationship intangible assets, and revenue equipment associated with the acquisition of truckload brokerage and truckload dedicated businesses within the ArcBest segment.

7)	Restructuring charges relate to the realignment of the Company’s organizational structure as announced on November 3, 2016.

ARCBEST CORPORATION

OPERATING STATISTICS

	Three Months Ended			Year Ended
	December 31			December 31
	2019	2018	% Change	2019	2018	% Change
	(Unaudited)
Asset-Based

Workdays	61.5	61.5		251.5	252.0

Billed Revenue(1) / CWT	$35.62	$34.90	2.1%	$35.44	$34.16	3.7%

Billed Revenue(1) / Shipment	$435.59	$430.36	1.2%	$435.60	$430.34	1.2%

Shipments	1,173,949	1,266,334	(7.3%)	4,928,750	5,059,610	(2.6%)

Shipments / Day	19,089	20,591	(7.3%)	19,597	20,078	(2.4%)

Tonnage (Tons)	717,708	780,838	(8.1%)	3,028,974	3,187,088	(5.0%)

Tons / Day	11,670	12,697	(8.1%)	12,044	12,647	(4.8%)

Pounds / Shipment	1,223	1,233	(0.8%)	1,229	1,260	(2.5%)

Average Length of Haul (Miles)	1,032	1,029	0.3%	1,034	1,039	(0.5%)

1)

Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue used for calculating revenue per hundredweight measurements has not been adjusted for the portion of revenue deferred for financial statement purposes.

	Year Over Year % Change
	Three Months Ended	Year Ended
	December 31, 2019	December 31, 2019
	(Unaudited)
ArcBest(2)

Revenue / Shipment	(10.0%)	(8.6%)

Shipments / Day	(3.5%)	(2.0%)

2)	Statistical data related to managed transportation solutions transactions are not included in the presentation of operating statistics for the ArcBest segment.

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